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PRESS RELEASE

For Immediate Release

BRG Board Approves Investment in Houston’s Energy Corridor

New York, NY (May 30, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE: BRG) (“BRG” or “the Company”) announced today that its Board of Directors approved an investment in a joint venture with a nationally prominent developer of multifamily communities, to develop an approximately 340-unit Class A rental apartment community in the thriving Energy Corridor submarket of Houston, Texas.

BRG’s underwriting projects a trended return on cost for the project of over 7.25% at stabilization, for value creation of 225 to 250 basis points versus sales of comparable multifamily communities in the Houston, Texas area at 4.75% - 5.00%, the Company said. The investment is forecast to generate a 15% AFFO yield during the development phase, and a 1.8x equity multiple over time.

BRG expects to invest up to $5 million of preferred equity with a 15% annualized rate, and the right to convert into common equity upon stabilization of the project. Affiliates of Bluerock Real Estate control 90% of the required equity for the development, with the balance being contributed by the developer.

“This project has been years in the making and will be well located within the Energy Corridor submarket,” said Ramin Kamfar, Chairman and CEO of BRG. “Our development partner is a premier developer and a preferred builder in major markets across the country, with a track record of delivering tremendous value, both strategic and operational, to any development with which it is associated. We are gratified to be able to partner with them and their highly experienced development team to bring this exciting project to life.”

The project will be situated in close commuting proximity to two West Houston employment nodes: the Energy Corridor, which houses 20.3 million square feet of office space and a reported 84,000 employees, as well as the Westchase District, which has approximately 14.3 million square feet and 82,000 employees. Companies in the two employment centers include BP America, Citgo, ConocoPhillips, Dow Chemical, ExxonMobil Chemical, Shell Oil Exploration and Production, Sysco and WorleyParsons, among others.

To attract the high income demographic working in the Energy Corridor and Westchase District, and to best leverage off its strategic location, the venture plans to build product that is high end for the submarket, featuring approximately 285 one bedroom units and approximately 55 two bedroom units, averaging 814 square feet. In addition to premium finishes and appliances, the complex will feature luxe-quality community amenities such as a resort quality pool, state of the art fitness facility, concierge, and business center.

The terms of the agreement for the Company’s preferred equity investment in this project are still subject to final terms of negotiation, and the investment may not be completed as the Company intends.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

About Our Development Partner

Our development partner is a premier multifamily real estate firm whose entities develop, construct and acquire multifamily communities of the highest standard, which has been in business for more than three decades, and has developed more than 225,000 multifamily units in most major markets across the country.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including the Company’s expected investment in the project, the expected performance of the property, management’s commentary regarding the property’s potential to create income and value and expectations, the attractiveness and implied value of the property, operating performance of the property, and outlook of the Houston, Texas market. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated March 28, 2014 and filed by the Company with the Securities and Exchange Commission (“SEC”) on April 1, 2014, and other discussions of risk factors as detailed in subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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